Exhibit 4.1

                           AMERICAN ANNUITY GROUP, INC.

                           EMPLOYEE STOCK PURCHASE PLAN

                             (Adopted June 13, 1994)


   (1)       PURPOSE

             The purpose of American Annuity Group, Inc. Employee Stock Purchase Plan (the "Plan") is to enable employees of American Annuity Group, Inc. (the "Company") and its Subsidiaries to acquire or increase ownership interests in the Company on a basis that will encourage them to perform at increasing levels of effectiveness and use their best efforts to promote the growth and profitability of the Company and its Subsidiaries. This is to be done by providing employees a continued opportunity to purchase shares of the Company's Common Stock, One Dollar ($1.00) par value ("Shares"), from the Company through periodic offerings commencing June 1, 1990 or as soon as practicable thereafter (the "Effective Date"). For this purpose, except as otherwise provided in Section (18), the maximum aggregate number of Shares which Participating Employees (defined in Section (4) below) may purchase under the Plan is One Million (1,000,000).

             The Plan is intended to comply with the provisions of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Plan shall be administered, interpreted and construed accordingly.

   (2)       ADMINISTRATION

             (a) The Plan shall be administered by a committee of the Board of Directors designated by the Board of Directors (the "Committee"), consisting of at least Three (3) members, each of whom shall not have been eligible, during the One (1) year period prior to the later of the Effective Date or such member's appointment to the Committee, to receive a right to purchase Shares under this Plan, or to receive stock or an option to purchase stock of the Company or a Subsidiary under any other plan maintained by the Company or a Subsidiary under which such member has been eligible for selection on a discretionary basis. Any member of the Committee who does not satisfy the foregoing requirement shall not serve in his or her capacity as a Committee member for purposes of administration of the Plan until One
   (1) year has elapsed from the date he or she was last eligible to receive such stock or such an option under the Plan or such other plan. If, at any time, there are fewer than Three (3) members of the Committee eligible to serve in such capacity for purposes of administration of the Plan as a result of the preceding sentence or otherwise, the Board of Directors shall appoint One (1) or more members of the Board of Directors, who shall qualify hereunder, to serve as members of the Committee solely for purposes of administration of the Plan. All Committee members shall serve, and may be removed, at the pleasure of the Board of Directors.

             (b) For purposes of administration of the Plan, a majority of the members of the Committee (but not less than Two (2)) eligible to serve as such shall constitute a quorum, and any action taken by a majority of such members of the Committee present at any meeting at which a quorum is present, or acts approved in writing by a majority of such members of the Committee, shall be the acts of the Committee.

             (c) Subject to the express provisions of the Plan, the Committee shall have full discretionary authority to interpret the Plan, to issue rules for administering the Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the Plan. All determinations, interpretations and constructions made by the Committee pursuant to this Section shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any right granted hereunder.

             (d) The Committee will engage a bank trust department or other financial institution as agent (the "Agent") to perform custodial and record-keeping functions for the Plan, such as holding record title to the participating employees' Share certificates, maintaining an individual investment account for each such employee and providing periodic account status reports to such employees.

             (e) The Committee shall have full discretionary authority to delegate ministerial functions to management of the Company.

   (3)       ELIGIBLE EMPLOYEES

             All employees of the Company, and of such of its Subsidiaries as may be designated for such purpose from time to time by the Committee, shall be eligible to participate in the Plan, provided each of such employees:

             (a) has been employed by the Company or any of its Subsidiaries for at least Three (3) months;

             (b) is customarily employed for more than Twenty (20) hours per week;

             (c) is customarily employed for more than Five (5) months per calendar year; and

             (d) does not own, immediately after the right to purchase Shares under the Plan is granted, stock possessing Five Percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, a Subsidiary or a Parent. In determining stock ownership for purposes of the preceding sentence, the rules of Section 425(d) of the Code shall apply and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

             The term "Subsidiary" as used in the Plan shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing Fifty Percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The term "Parent" as used in the Plan shall mean any corporation (other than the Company) in any unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing Fifty Percent (50%) or more of the total combined voting power of all classes of stock of one of the other corporations in such chain.

             For purposes of this Section, "employment" shall be defined in accordance with the provisions of Section 1.421-7(h) of the Treasury Regulations (or any successor regulations). Employees eligible to participate in the Plan pursuant to the provisions of this Section are hereinafter referred to as "Eligible Employees".

   (4)       ELECTION TO PARTICIPATE

             Each Eligible Employee may participate in the Plan by filing with the Company an election to purchase form (the "Form") authorizing specified regular payroll deductions. Eligible Employees who so elect to participate in the Plan are hereinafter referred to as "Participating Employees". The Form must specify the date on which such deduction is to commence, which may not be retroactive. Payroll deductions may be in any amount, but not less than Ten Dollars ($10.00) per payroll period, specified by the Participating Employee up to Twenty-Five Percent (25%) (or such lower percentage as may be specified by the Committee and made applicable to all Participating Employees on a uniform basis) of the Participating Employee's annual rate of base compensation (as defined by the Committee) in effect at the time of his filing of the Form. All regular payroll deductions shall be recorded in a non-interest bearing account which the Company (or the Subsidiary which employs the Participating Employee) shall establish for Participating Employees (the "Payroll Deduction Account").

             All funds recorded in Payroll Deduction Accounts may be used by the Company and its Subsidiaries for any corporate purpose, subject to the right of a Participating Employee to withdraw at any time an amount equal to the balance accumulated in his or her Payroll Deduction Account upon withdrawal from participation in the Plan as described in Section (7) below. Funds recorded in payroll Deduction Accounts shall not be required to be segregated from any funds of the Company or any of its Subsidiaries.

   (5)       DEDUCTION CHANGES

             A Participating Employee may at any time increase or decrease his or her payroll deduction by filing a new Form. The change may not become effective sooner than the next pay period after receipt of the Form. A payroll deduction change (which shall include any increase or decrease) may not be made more than twice during any calendar year.

   (6)       LIMITATION ON PURCHASE OF SHARES

             No employee may be granted a right to purchase Shares under this Plan, and any other stock purchase plan of the Company and its Subsidiaries and Parent under Section 423 of the Code, at a rate which exceeds Twenty-Five Thousand Dollars ($25,000.00) of the fair market value of such Shares (determined on the date of purchase of the Shares) for each calendar year in which such right is outstanding at any time.

             The foregoing limitation shall be interpreted by the Committee in accordance with applicable rules and regulations issued under the Code.

   (7)       WITHDRAWAL OF FUNDS

             A Participating Employee may at any time prior to a Purchase Date (defined in Section (8) below) and for any reason withdraw from participation in the Plan, in which case the entire balance accumulated in his or her Payroll Deduction Account shall be paid to him or her as soon as practicable thereafter. Partial withdrawals will not be permitted.

   (8)       METHOD OF PURCHASE AND INVESTMENT ACCOUNTS

             The term "Payroll Deduction Period" shall mean a period of One
   (1), Two (2) or Three (3) calendar months, as determined by the Committee. The term "Purchase Date" as used in the Plan shall mean the last business day of each Payroll Deduction Period (or as soon as practicable thereafter) commencing after the Effective Date. Each Participating Employee having funds in his or her Payroll Deduction Account on a Purchase Date shall be deemed, without any further action, to have been granted on such Purchase Date, and to have exercised on such Purchase Date, the option to purchase from the Company the number of whole and fractional Shares which the funds in his or her Payroll Deduction Account would purchase at the Purchase Price (as hereinafter defined) on such Purchase Date, subject to the Share limitation in Section (1) and the restrictions set forth in Section (6). Such option will be deemed exercised if the Participating Employee does not withdraw such funds prior to the Purchase Date. All Shares so purchased (including fractional Shares) shall be credited to a separate Investment Account established by the Agent for each Participating Employee. The Agent shall hold in its name or the name of its nominee all certificates for Shares purchased until Shares are withdrawn by a Participating Employee pursuant to Section (10) below.

             All cash dividends paid with respect to the whole and fractional Shares in a Participating Employee's Investment Account shall, unless otherwise directed by the Committee, be credited to his or her Investment Account and used, in the same manner as payroll deductions, to purchase additional Shares under the Plan on the next Purchase Date, subject to the Share limitation in Section (1) and the restrictions set forth in Section
   (6). Shares so purchased shall be added to the Shares held for the Participating Employee in his or her Investment Account.

   (9)       PURCHASE PRICE

             The Purchase Price for each whole or fractional Share shall be Eighty-Five Percent (85%) of the fair market value of such whole or fractional Share on the Purchase Date (as defined in Section (8) above), provided that the Purchase Price shall in no event be less than the par value of such Share.

             Fair market value shall be the mean of the high and low sales prices of such Shares on the Purchase Date on the New York Stock Exchange Composite Tape (or the principal market in which the Shares are traded, if the Shares are not listed on the New York Stock Exchange on such Date), or, if the Shares shall not have been traded on such Date, the mean of the high and low sales prices of such Shares on the next preceding day on which sales were made.

   (10)      WITHDRAWAL OF CERTIFICATES

             Subject to Sections (13) and (21) below, a Participating Employee shall have the right at any time to withdraw a certificate or certificates for all or a portion of the Shares credited to his or her Investment Account by giving written notice to the Agent, provided, however, that (a) no Participating Employee shall be entitled to receive a certificate for any Share prior to one calendar year after the date that Share was purchased under the Plan, (b) no such request may be made more frequently than once per calendar year and (c) no Participating Employee shall be entitled to receive a certificate for any fractional Share. The Company will pay any stamp taxes imposed in connection with the issuance of any certificate under the Plan.

   (11)      REGISTRATION OF CERTIFICATES

             Each certificate withdrawn by a Participating Employee may be registered only in the name of the Participating Employee, or, if the Participating Employee so indicated on the Participating Employee's Form, in the Participating Employee's name jointly with another person, with right of survivorship. A Participating Employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may have certificates registered in the Participating Employee's name as tenant in common or as community property with another person, without right of survivorship.

   (12)      VOTING

             The Agent shall vote all Shares held in an Investment Account in accordance with the Participating Employee's instructions. To the extent the Agent does not receive instructions with respect to the voting of any Shares held in the Investment Account such Shares shall be voted in the same proportion as the Shares as to which the Agent has received instructions.

   (13)      LIMITATION ON RESALE

             Notwithstanding anything in the Plan to the contrary, no Participating Employee shall be entitled to sell any Share purchased under the Plan (or withdraw any certificate representing any such Share) during the first year following the date of purchase of such Share.

   (14)      RIGHTS ON RETIREMENT, DEATH OR OTHER TERMINATION OF EMPLOYMENT

             In the event of a Participating Employee's retirement, death or other termination of employment, or in the event that a Participating Employee otherwise ceases to be an Eligible Employee, (a) no payroll deduction shall be taken from any pay due and owing to the Participating Employee thereafter, and the balance in the Participating Employee's Payroll Deduction Account shall be paid to the Participating Employee, or in the event of the Participating Employee's death, to his or her designated beneficiary under the Plan (and, if none, then to his or her estate), and
   (b) a certificate for the full Shares credited to the Participating Employee's Investment Account will be forwarded to the Participating Employee (or, in the case of his or her death, such beneficiary or estate) and any fractional Share interest held in such Investment Account will be disposed of and the proceeds, less any selling expenses, will be remitted to the Participating Employee (or, in the case of his or her death, such beneficiary or estate).

   (15)      RIGHTS NOT TRANSFERABLE

             Rights under the Plan are not transferable by a Participating Employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

   (16)      NO RIGHT TO CONTINUED EMPLOYMENT






             Neither the Plan nor any right granted under the Plan shall confer upon any Participating Employee any right to continuance of employment with the Company or any Subsidiary, or interfere in any way with the right of the Company or Subsidiary to terminate the employment of such Participating Employee.

   (17)      APPLICATION OF FUNDS

             All funds received or held by the Company under this Plan may be used for any corporate purpose.

   (18)      ADJUSTMENT IN CASE OF CHANGES AFFECTING SHARES

             In the event of a subdivision of outstanding Shares, or the payment of a stock dividend, the Share limitation set forth in Section (1) shall be adjusted proportionately, and such other adjustments shall be made as may be deemed equitable by the Committee. In the event of any other change affecting Shares (including any event described in Section 424(a) of the Code), such adjustment shall be made as may be deemed equitable by the Committee to give proper effect to such event, subject to the limitations of
   Section 424 of the Code.

   (19)      AMENDMENT OF THE PLAN

             The Board of Directors may at any time, or from time to time, amend this Plan in any respect, except that, without approval by the shareholders of the Company entitled to cast at least the majority of the total number of votes represented (a quorum being present), no amendment shall be made (i) increasing the maximum aggregate number of Shares which may be purchased by Participating Employees under this Plan other than as provided in Section (18) or (ii) changing the designation of employees eligible to participate in the Plan.

   (20)      TERMINATION OF THE PLAN

             The Plan and, except as provided below, all rights of employees under any offering hereunder shall terminate on the earliest of:

             (a) The date that Participating Employees become entitled to purchase a number of Shares greater than the number of Shares remaining available for purchase in accordance with Section (1), as adjusted by Section (18), in which case if the number of Shares so purchasable is greater than the Shares remaining available, the available Shares shall be allocated by the Committee among such Participating Employees on a pro rata basis;

             (b) Any date selected by the Board of Directors in its discretion;
   or

             (c) The date set forth in Section 25(b) of this Plan.

             Upon termination of this Plan (i) all amounts in the Payroll Deduction Accounts of Participating Employees shall be carried forward into the Participating Employee's Payroll Deduction Account under a successor plan, if any, or promptly refunded, (ii) all certificates for the full Shares credited to a Participating Employee's Investment Account shall be forwarded to him or her and (iii) any fractional Share interest held in a Participating Employee's Investment Account shall be disposed of and the proceeds, less any selling expenses, shall be remitted to him or her.

             The Board of Directors shall have the right to suspend the Plan at any time.

   (21)      GOVERNMENTAL REGULATIONS

             (a) Anything contained in this Plan to the contrary notwithstanding, the Company shall not be obligated to sell or deliver any Shares or certificates under this Plan unless and until the Company is satisfied that such sale or delivery complies with (i) all applicable requirements of the New York Stock Exchange (or the governing body of the principal market in which such Shares are traded, if such Shares are not then listed on that Exchange), (ii) all applicable provisions of the Securities Act of 1933 and (iii) all other laws or regulations by which the Company is bound or to which the Company is subject.

             (b) The Company (or a Subsidiary) may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with any Shares. The obligation of the Company to deliver certificates under this Plan is conditioned upon the satisfaction of the provisions set forth in the preceding sentence.

   (22)      SOURCE OF SHARES

             Shares to be purchased from the Company under the Plan shall be
   (a) previously acquired treasury Shares or (b) authorized but unissued Shares. Notwithstanding anything to the contrary in this Plan, if and to the extent authorized by the Committee, the Agent may make purchases of Shares on behalf of Participating Employees under the Plan through market transactions rather than purchases from the Company.

   (23)      REPURCHASE OF SHARES

             The Company shall not be required to repurchase from any Participating Employee any Shares which such Participating Employee acquires under the Plan.

   (24)      EXPENSES OF MAINTAINING PLAN

             Except as provided in this Section, the Company shall be responsible for all expenses of operating the Plan. If Shares are purchased through market transactions as permitted by Section 22, all commissions and other expenses of purchasing such shares shall be paid by Participating Employees and included in the Calculation of fair market value of the Shares so purchased. All commissions and other expenses of selling any Shares acquired pursuant to the Plan shall be paid by the Participating Employee whose shares are sold.

   (25)      EFFECTIVE DATE; DURATION

             (a) Effective Date. The Plan shall become effective upon the date of its adoption by the Board provided that the Plan is approved and adopted by the holders of a majority of the outstanding shares of stock of the Company entitled to vote thereon at the next annual meeting of stockholders held after the date the Plan is adopted by the Board. If the Plan shall not be subsequently approved and adopted by the shareholders of the Company as specified herein, the Plan shall be null and void and any obligation pursuant to the subsequent attempted purchase of Shares shall not be binding upon the Company. In such event, all funds in any Payroll Deduction Account shall be returned to the Participating Employees. To the extent a Participating Employee has already purchased and paid for any Shares received under the Plan, the Shares may retain the ownership of said Shares.

             (b) Duration. Unless earlier terminated by the Board or the Committee pursuant to the provisions of the Plan, the Plan shall terminate on the tenth anniversary of its effective date as hereinbefore specified.





   No Shares shall be purchased under the Plan after such termination date.